UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549



FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange
 Act of 1934



Date of Report (Date of earliest event reported): March 28, 2006



SCOTT'S LIQUID GOLD-INC.
(Exact name of Registrant as specified in its charter)

Colorado                 001-13458                84-0920811
(State or other         (Commission           (I.R.S. Employer
 jurisdiction of         File Number)          Identification No.)
 incorporation)

4880 Havana Street, Denver, CO         80239

(Address of principal executive offices) (Zip Code)

Registrant's telephone number: (303) 373-4860

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]	Written communications pursuant to Rule 425 under the
	Securities Act (17 CFR 230.425)
[  ]	Soliciting material pursuant to Rule 14a-12 under the Exchange
	Act (17 CFR 240.14a-12)
[  ]	Pre-commencement communications pursuant to Rule 14d-2(b) under
	the Exchange Act (17 CFR 240.14d-2(b))
[  ]	Pre-commencement communications pursuant to Rule 13e-4(c) under
	the Exchange Act (17 CFR 240.13e-4(c))




Item 1.01	Entry into a Material Definitive Agreement.

On March 28, 2006, we entered into an Asset Purchase and Sale Agreement (the "Agreement") with Keltec Dispensing Systems USA Inc., a Delaware corporation. Pursuant to the Agreement, we will sell a portion of our plastic molding equipment and related machinery (the "plastics equipment"), for a purchase price of $85,000 in cash. This equipment has been used to make plastic components, such as caps, used on the containers for our products. The Agreement provides for a closing at a mutually agreeable date prior to July 1, 2006.

As a condition to the Agreement, we also entered into a Lease Agreement with Keltec (the "Lease") pursuant to which we will lease to Keltec the space that is located in our Denver facility and has been used for the operations of the plastics equipment.
The lease also includes the use of certain common areas and equipment. The annual Lease payment is $108,450 plus a portion of the utility payments for the building that includes the leased space. The term of the Lease is three years beginning upon the closing of the Agreement. Keltec may renew the lease for an additional term of three years upon advance written notice under the same terms and conditions, except that during the renewal term the rent will it be increased by the same percentage as the increase in the CPI-Denver from the commencement date to the initial expiration date.

Concurrently with the signing of the Agreement, we entered into a Supply Agreement with Keltec (the "Supply Agreement"), pursuant to which Keltec will manufacture and supply to us certain plastic components used on our product containers. The initial term of the Supply Agreement is for a period of 18 months, with a pricing adjustment possible for the last six months of the term. In addition, the Supply Agreement may be renewed for an additional twelve months upon mutual consent of the parties provided the parties agree to renewal pricing based on guidelines in the Supply Agreement. The Supply Agreement may also be terminated by mutual agreement, upon a material breach of the terms, or upon 30-days notice by either party during any renewal period.



SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of
 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                     SCOTT'S LIQUID GOLD-INC.
                                     (Registrant)

Date:   March 31, 2006               /s/ Jeffry B. Johnson
                                     -----------------------------
                                     By: Jeffry B. Johnson
                                     Chief Financial Officer and
                                     Treasurer